Exhibit 99.1

Isabella Bank Receives Regulatory Approval to Purchase Midland Branch from Independent Bank
Mt. Pleasant, Michigan, June 29, 2015: Steven D. Pung, President of Isabella Bank, announced today that on June 25, 2015, the Federal Reserve Bank of Chicago, acting under authority delegated by the Board of Governors of the Federal Reserve System, approved the application filed by Isabella Bank to purchase certain assets and assume certain liabilities of a branch of Independent Bank located at 210 South Saginaw Road, Midland, Michigan. Subject to satisfaction of customary closing conditions, the branch purchase is expected to close on or before September 1, 2015.
“Our branch network will soon expand to 28 offices with the recent regulatory approval for the purchase of Independent Bank's Midland office. We are excited for the opportunity to serve the banking needs of current and future customers through two convenient Midland County locations,” commented Pung.

Headquartered in Mt. Pleasant, Isabella Bank operates 27 branch locations throughout mid-Michigan and is a wholly owned subsidiary of Isabella Bank Corporation, a community-focused, financial holding company with assets of approximately $1.57 billion. Total assets under management are $2.26 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $685.25 million.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.